Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Sells the Operations of
Southeastern Acceptance Corporation

Winston-Salem, North Carolina, October 15, 2003 – Effective October 1, 2003 Southeastern Acceptance Corporation, a consumer finance company specializing in automobile loans, owned by Southern Community Bank and Trust, a subsidiary of Southern Community Financial Corporation (Nasdaq: SCMF and SCMFP), has ceased operations as a subsidiary of Southern Community. The name Southeastern Acceptance Corporation has been sold to the subsidiary President, Wil Pulliam and Southern Community has entered into a loan servicing agreement with him.

As a result of this sale, Southern Community’s existing portfolio of loans, which totaled $11.9 million as of September 30, 2003, will be serviced by Mr. Pulliam’s new company. Southern Community will originate no new auto loans similar to those generated by Southeastern Acceptance Corporation and the existing portfolio will be allowed to run off. Southern Community recorded no loss on this transaction.

Mr. Pulliam started Southeastern Acceptance Corporation four years ago and has been the principal executive officer of the company since inception.

Jeff Clark, President of Southern Community Bank and Trust, said, “Southeastern Acceptance Corporation has been a good business for us. The loan portfolio is performing to expectations. We made a strategic decision to exit the business to free-up resources to support our core banking activities.”

Southern Community Bank and Trust is a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community’s common stock trades on The Nasdaq National Market under the symbol SCMF and the trust preferred securities under the symbol SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500

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